Exhibit 10.12

www.akebia.com	Akebia Therapeutics, Inc. 245 First Street Suite 1100 Cambridge, MA 02142

February 7, 2014

William Daly

13 Via Abrazar

San Clemente, CA 92673

Dear Bill:

This letter agreement (“Agreement”) will confirm the agreement between you and Akebia Therapeutics, Inc. (the “Company”) concerning your engagement to provide certain consulting services.

1. Services. You agree to provide services as requested by the Company. The services to be provided hereunder shall include advising the Company with respect to its business development activities, intellectual property portfolio, and such other assistance as specifically requested by your designated Company contact (in the aggregate, the “Services”). Your designated Company contact for this engagement is John P. Butler, Chief Executive Officer. You agree to devote as much business time as is necessary to properly perform the Services, but no more than five (5) hours each week unless otherwise agreed upon by the parties. The term of this Agreement shall commence on February 7, 2014 (the “Effective Date”) and continue for a period of twelve (12) months, unless earlier terminated as provided herein (the “Consulting Period”).

2. Relationship of Parties. It is expressly agreed that, in providing the Services to the Company under this Agreement, you will be an independent contractor and that you will not be an employee or agent of the Company and that nothing herein is intended to create an employment relationship between you and the Company. It is also agreed that you shall have no right to make any commitments on behalf of the Company without the express written consent of your designated contact or a properly authorized Company officer. You are free to accept engagements from others during the Consulting Period, so long as those engagements do not prevent you from performing the Services or otherwise violate your obligations under this Agreement, including those obligations set forth in Sections 6, 7 and 8. In addition to your obligations under this Agreement, you acknowledge your additional obligations set forth in the Separation Agreement between you and the Company dated as of February 7, 2014 (the “Separation Agreement”). For the avoidance of doubt, this Agreement shall be void ab initio if you fail to execute or revoke the Separation Agreement.

3. Consideration. Consideration for the Services provided hereunder will be in the form of a restricted stock award granted to you on the Effective Date pursuant to the Company’s 2008 Equity Incentive Plan in the amount of 32,000 restricted shares (the “February 2014

Award”). The terms and conditions of the February 2014 Award shall be set forth in a restricted stock award agreement between you and the Company which shall provide for vesting as follows, subject to Section 11 below: (i) 50% of the restricted stock shall vest on the date that is six (6) months after the Effective Date and (ii) the remaining 50% of the restricted stock shall vest on the last day of the Consulting Period. In addition, if you provide written evidence to the Company that you have timely made a valid 83(b) election with respect to at least 14,500 shares, the Company shall pay you One Hundred Fifty Thousand Dollars ($150,000) to partially offset your costs associated with the 83(b) election. The Company shall pay you within five (5) days of you providing the Company with documentation of your 83(b) election.

4. Expenses. The Company will reimburse your reasonable and necessary business expenses directly incurred by you in the performance of the Services under this Agreement during the Consulting Period, subject to prior approval of such expenses and timely submission of such documentation and substantiation as the Company may require. You agree to submit monthly requests for reimbursement of expenses. The Company will pay properly documented expenses within thirty (30) days after receipt of properly documented requests. Any reimbursements provided hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and guidance issued thereunder, including exemptive and transition relief provisions, shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made not later than the end of your taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

5. Taxes, Insurance and Benefits. As an independent contractor, you shall be solely responsible for all insurance including, but not limited to, workers’ compensation insurance and unemployment insurance, if required, and for the withholding and payment of all federal, state and local income taxes, social security and Medicare taxes and other legally-required payments on sums received from the Company under this Agreement. As applicable, the Company will provide you with an IRS Form 1099 evidencing all consideration paid by it to you in connection with this engagement. You will also be solely responsible for any comprehensive general liability, automobile or other insurance which you decide to obtain and keep in effect.

Because you are an independent contractor, neither you nor any dependent or other individual claiming through you will be eligible to participate in, or receive benefits under, any of the employee benefit plans, programs, agreements or arrangements maintained by the Company, other than as set forth in the Separation Agreement.

6. Confidentiality and Related Matters.

(a) Confidential Information. You acknowledge that you have learned of, and during the course of the Consulting Period you will learn of, Confidential Information, as defined below, and have developed and may develop Confidential Information on behalf of the Company and its Affiliates. You agree that, except as otherwise permitted by the Company in writing signed by an expressly authorized agent, you will not use or disclose to any Person

(except as required by applicable law or for the proper performance of the Services for the Company) any Confidential Information obtained by you incident to your engagement under this Agreement or any other past, present or future association with the Company or any of its Affiliates, and that you will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. You agree that this restriction shall continue to apply after the Consulting Period terminates, regardless of the reason for such termination. Further, you agree to furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agree to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time the Consulting Period terminates or at such earlier time or times as the Company may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time the Consulting Period terminates or at such earlier time or times as the Company may specify, alt passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) No Public Comment. During the Consulting Period and thereafter, you shall not give any statement or make any announcement, directly or indirectly, orally or in writing, publicly or to the media (electronic, print or otherwise), about the Company or any of its Affiliates without the prior written consent of the Chief Executive Officer of the Company or his expressly authorized representative.

7. Assignment of Rights to Intellectual Properly. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. This Agreement does not apply to any invention or development that qualifies fully as a nonassignable invention under Section 2870 of the California Labor Code. By signing this Agreement, you acknowledge that you have received and reviewed the notification contained in Exhibit A attached hereto.

8. Restricted Activities. In consideration of (i) the Company granting you access to goodwill, Confidential Information and trade secrets, and (ii) the severance, equity and other benefits provided to you pursuant to the Separation Agreement, and (iii) the February 2014

Award, you acknowledge and agree that the following restrictions on your activities during and after the Consulting Period are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(a) Conflicts of Interest Prohibited. You agree that, during the Consulting Period, you will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with yow performance of the Services.

(b) Non-Competition. During the Consulting Period, you shall not, directly or indirectly, in any capacity, whether as owner, partner, investor, consultant, agent, independent contractor, employee, co-venturer or otherwise, work or provide services, whether with or without compensation, to any of the following companies, their affiliates or any Persons associated therewith: FibroGen, Inc., GlaxoSmithKline plc, Keryx Biopharrnaceuticals, Inc., Japan Tobacco Inc. or Regeneron Pharmaceuticals, Inc. The foregoing shall not prevent (i) your passive ownership of 3% percent or less of the equity securities of any publicly traded company or (ii) your provision of services to Aerpio Therapeutics, Inc., but only to the extent your provision of such services does not otherwise violate the provisions of this Agreement.

(c) Non-Solicitation of Investors, Business Partners or Vendors. During the Consulting Period, you agree that you will not directly or indirectly solicit or encourage any investor, business partner or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them.

(d) Non-Solicitation of Employees and Contractors. During the Consulting Period and for a period of twelve (12) months thereafter, excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of your duties, you will not, and will not assist any other Person to, (i) solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

9. Enforcement. In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under Sections 6, 7 and 8 hereof. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in Sections 6, 7 and 8, the damage to the Company and its Affiliates would be irreparable. You therefore agree that if you breach any of the covenants contained in Sections 6, 7 or 8 hereof, the Company, in addition to any other remedies available to it including those set forth in Section 11 hereof, shall be entitled to (i) immediately cease all consideration provided under this Agreement (including, without limitation, the February 2014 Award) and all compensation and benefits provided under the Separation Agreement (including, without limitation, any severance payments, benefits and equity) and (ii) preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in Sections 6, 7 and 8, you further agree that the restricted period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in Sections 6, 7 and 8. You and the Company further agree that, in the event that any provision of Sections 6, 7 and 8 are determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement including, without limitation, pursuant to Sections 6, 7 and 8. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your relationship with the Company, shall operate to excuse you from the performance of your obligations under Section 6, 7 and 8.

10. [INTENTIONALLY LEFT BLANK]

11. Termination. This Agreement and your Services may be terminated by you or the Company upon thirty (30) days’ written notice to the other, except that the Company may terminate this Agreement immediately for cause in the event that it determines, in its sole discretion, (i) that you are in breach of any provision of this Agreement or the Separation Agreement; or (ii) that you have acted or failed to act in a manner that is actually or potentially harmful to the business interests or reputation of the Company or that you have committed an act or omission that could expose the Company to liability to a third party (hereinafter referred to as termination for “Cause”). Upon termination of this Agreement by you for convenience or by the Company for Cause, the unvested portion of the February 2014 Award shall immediately terminate without payment of consideration therefor and any and all other consideration provided under this Agreement and all compensation and benefits provided under the Separation Agreement (including, without limitation, any severance payments, benefits and equity) shall immediately cease. Upon termination of this Agreement by the Company (or any successor-in interest or assignee) other than for Cause or upon a Change of Control (as defined below), vesting of the February 2012 Award and the February 2014 Award shall accelerate in full. Upon termination of this Agreement, the Consulting Period shall end and the Company shall have no further obligation to you, other than for payment of un-reimbursed expenses that are satisfactorily documented.

12. Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions.

13. Governing Law. This Agreement shall be governed and construed, and the rights and obligations of the parties hereto shall be determined, in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles.

14. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed as follows:

Consultant:

Mr. William Daly

13 Via Abrazar

San Clemente, CA 92673

Company:

Akebia Therapeutics, Inc.

Attention: Chief Executive Officer

245 First Street, Suite 1100

Cambridge, MA 02142

with a copy to:

Akebia Therapeutics, Inc.

Attention: General Counsel

245 First Street, Suite 1100

Cambridge, MA 02142

15. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b) “Confidential Information” includes any information considered confidential and proprietary by the Company including, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to others or which was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off the Company premises) during the Consulting Period that relate either to the business of the Company or to any prospective activity of the Company or any of its Affiliates, that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e) “Products” means all products and product candidates planned, researched, developed, tested, sold, licensed, or distributed by the Company or any of its Affiliates, together with all services provided or otherwise planned by the Company or any of its Affiliates, during the Consulting Period.

(f) “Change of Control” means (i) the date any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “ beneficial owner” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Internal Revenue Codes.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Miscellaneous. This Agreement contains the entire agreement between you and the Company, and replaces all prior agreements between you and the Company, whether written or oral, other than the Separation Agreement and, except as otherwise explicitly modified herein or in the Separation Agreement, the award agreements evidencing the February 2012 Award and the February 2014 Award, with respect to the Services to be provided by you to the Company pursuant to this Agreement. This Agreement may not be amended and no breach will be waived unless agreed in a signed writing by you and an authorized officer of the Company.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me. The Agreement will take effect as a legally-binding agreement between you and the Company as of the Effective Date.

Very truly yours,

/s/ John P. Butler

John P. Butler President and Chief Executive Officer

Accepted and agreed:

/s/ William Daly
William Daly

Date:	2/7/2014

Exhibit 10.12

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

This Is To Notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Akebia Therapeutics, Inc. (the “Company”) does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

(2) Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.